Exhibit 3.3

CERTIFICATE OF DESIGNATION

8.625% SERIES H CUMULATIVE REDEEMABLE PERPETUAL PREFERRED STOCK

The undersigned, Ms. Angeliki Frangou and Ms. Vasiliki Papaefthymiou, do hereby certify:

1. That they are the duly elected and acting Chief Executive Officer and Corporate Secretary, respectively, of Navios Maritime Holdings Inc., a Marshall Islands corporation (the “Corporation”).

2. That, pursuant to the authority conferred by the Corporation’s Articles of Incorporation, the Corporation’s Board of Directors, as of June 26, 2014, by a unanimous written consent in lieu of a meeting in accordance with Section 55 of the Business Corporations Act (the “BCA”) of the Republic of the Marshall Islands, has adopted the following resolution creating a series of Preferred Stock (this and other capitalized terms shall have the same meaning as in the Articles of Incorporation, unless defined in Section 8 hereof or as otherwise specified in this Certificate of Designation or unless the context otherwise requires) of the Corporation designated as “8.625% Series H Cumulative Redeemable Perpetual Preferred Stock.”

RESOLVED, a series of Preferred Stock, par value $0.0001 per share, of the Corporation be and hereby is created out of the 850,311 shares of preferred stock, par value $0.0001 per share of the Corporation’s remaining authorized, unissued and undesignated Preferred Stock, and that the designation and number of shares of such series, and the voting and other powers, preferences and relative, participating, optional or special rights and qualifications, limitations and restrictions thereof, of the shares of such series, are as follows:

Section 1 Designation.

The Board of Directors hereby designates and creates a series of Preferred Stock to be designated as “8.625% Series H Cumulative Redeemable Perpetual Preferred Stock,” and fixes the preferences, rights, powers and duties of the holders of the Series H Preferred Stock as set forth in this Certificate of Designation. Each share of Series H Preferred Stock shall be identical in all respects to every other share of Series H Preferred Stock, except as to the respective dates from which Series H Dividends may begin accruing, to the extent such dates may differ. The Series H Preferred Stock represents perpetual equity interests in the Corporation and shall not give rise to a claim by the holder for redemption thereof at a particular date.

Section 2 Shares.

The authorized number of shares of Series H Preferred Stock shall be 48,300 shares, subject to increase by filing a certificate of designation with respect to such additional shares. Shares of Series H Preferred Stock that are repurchased or otherwise acquired by the Corporation shall be cancelled and shall revert to the status of authorized but unissued preferred stock of the Corporation, undesignated as to series.

Section 3 Dividends.

(a) Dividends on each share of Series H Preferred Stock shall be cumulative and shall accrue at the Series H Dividend Rate from the Series H Original Issue Date (or, for any subsequently issued and newly shares of outstanding Series H Preferred Stock, from the Series H Dividend Payment Date immediately preceding the issuance date of such Series H Preferred Stock) until such time as the Corporation pays the Series H Dividend or redeems the Series H Preferred Stock in full in accordance with Section 6 below, whether or not such Series H Dividends shall have been declared and whether or not there are profits, surplus, or other funds legally available for the payment of dividends. Series H Holders shall be entitled to receive Series H Dividends from time to time out of any assets of the Corporation legally available for the payment of dividends at the Series H Dividend Rate per share of Series H Preferred Stock, when, as, and if declared by the Board of Directors. Dividends, to the extent declared by the Corporation to be paid by the Corporation in accordance with this Section 3, shall be paid quarterly on each Series H Dividend Payment Date. Dividends shall accumulate in each Series H Dividend Period from and including the preceding Series H Dividend Payment Date (other than the initial Series H Dividend Period, which shall commence on and include the Series H Original Issue Date), to but excluding the next Series H Dividend Payment

Date for such Series H Dividend Period and dividends shall accrue on accumulated Series H Dividends at the Series H Dividend Rate. If any Series H Dividend Payment Date otherwise would occur on a date that is not a Business Day, declared Series H Dividends shall be paid on the immediately succeeding Business Day without the accumulation of additional dividends. Series H Dividends shall be payable based on a 360-day year consisting of twelve 30-day months.

(b) Not later than 5:00 p.m., New York City time, on each Series H Dividend Payment Date, the Corporation shall pay those Series H Dividends, if any, that shall have been declared by the Board of Directors to the Paying Agent or, if there is no Paying Agent at the relevant time, to the Series H Holders as such Series H Holders’ names appear on the stock transfer books of the Corporation maintained by the Transfer Agent on the applicable record date. The record date (the “Series H Dividend Record Date”) for any Series H Dividend payment shall be the fifth Business Day immediately preceding the applicable Series H Dividend Payment Date, except that in the case of payments of Series H Dividends in arrears, the Series H Dividend Record Date with respect to a Series H Dividend Payment Date shall be such date as may be designated by the Board of Directors in accordance with this Certificate of Designation, the Articles of Incorporation and the Bylaws. No dividend shall be declared or paid or set apart for payment on any Junior Securities (other than a dividend payable solely in Junior Securities) unless full cumulative Series H Dividends have been or contemporaneously are being paid or provided for on all outstanding Series H Preferred Stock and any Parity Securities through the most recent respective Series H Dividend Payment Dates. Accumulated Series H Dividends in arrears for any past Series H Dividend Period may be declared by the Board of Directors and paid on any date fixed by the Board of Directors, whether or not a Series H Dividend Payment Date, to Series H Holders on the record date for such payment, which may not be more than 60 days, nor less than five days, before such payment date. Subject to the next succeeding sentence, if all accumulated Series H Dividends in arrears on all outstanding Series H Preferred Stock and any Parity Securities shall not have been declared and paid, or if sufficient funds for the payment thereof shall not have been declared and set apart, payment of accumulated dividends in arrears on the Series H Preferred Stock and any such Parity Securities shall be made in order of their respective dividend payment dates, commencing with the earliest. If less than all dividends payable with respect to all Series H Preferred Stock and any Parity Securities are paid, any partial payment shall be made pro rata with respect to the Series H Preferred Stock and any Parity Securities entitled to a dividend payment at such time in proportion to the aggregate dividend amounts remaining due in respect of such Series H Preferred Stock and Parity Securities at such time. Series H Holders shall not be entitled to any dividend, whether payable in cash, property or stock, in excess of full cumulative Series H Dividends. Except insofar as dividends accrue on the amount of any accumulated and unpaid Series H Dividends as described in Section 3(a), no interest or sum of money in lieu of interest shall be payable in respect of any dividend payment which may be in arrears on the Series H Preferred Stock. Declared Series H Dividends shall be paid to the Paying Agent in same-day funds on each Series H Dividend Payment Date. The Paying Agent shall be responsible for holding or distributing payments to Series H Holders in accordance with the instructions of such Series H Holders. In other circumstances, dividends may be paid by check mailed to the registered address of the Series H Holder, unless, in any particular case, the Corporation elects to pay the wire transfer.

Section 4 Liquidation Rights.

(a) Upon the occurrence of any Liquidation Event, Series H Holders shall be entitled to receive out of the assets of the Corporation or proceeds thereof legally available for distribution to stockholders of the Corporation, (i) after satisfaction of all liabilities, if any, to creditors of the Corporation, (ii) after all applicable distributions of such assets or proceeds being made to or set aside for the holders of any Senior Securities then outstanding in respect of such Liquidation Event, (iii) concurrently with any applicable distributions of such assets or proceeds being made to or set aside for holders of any Parity Securities then outstanding in respect of such Liquidation Event and (iv) before any distribution of such assets or proceeds is made to or set aside for the holders of Common Stock and any other classes or series of Junior Securities as to such distribution, a liquidating distribution or payment in full redemption of such Series H Preferred Stock in an amount equal to the Series H Liquidation Preference, plus the amount of any accumulated and unpaid dividends thereon (whether or not such dividends shall have been declared). For purposes of clarity, upon the occurrence of any Liquidation Event, (x) the holders of then outstanding Senior Securities shall be entitled to receive the applicable Liquidation Preference, plus the amount of any accumulated and unpaid dividends thereon (whether or not such dividends shall have been declared), on such Senior Securities before any distribution shall be made to the Series H Holders or any Parity Securities and (y) the Series H Holders shall be entitled to the Series H Liquidation Preference, plus the amount of any accumulated and unpaid dividends thereon

(whether or not such dividends shall have been declared), per share of Series H Preferred Stock in cash concurrently with any distribution made to the holders of Parity Securities and before any distribution shall be made to the holders of Common Stock or any other Junior Securities. Series H Holders shall not be entitled to any other amounts from the Corporation, in their capacity as Series H Holders, after they have received the Series H Liquidation Preference, plus the amount of any accumulated and unpaid dividends thereon (whether or not such dividends shall have been declared). The payment of the Series H Liquidation Preference shall be a payment in redemption of the Series H Preferred Stock such that, from and after payment of the full Series H Liquidation Preference, plus the amount of any accumulated and unpaid dividends thereon (whether or not such dividends shall have been declared), any such share of Series H Preferred Stock shall thereafter be cancelled and no longer be outstanding.

(b) If, in the event of any distribution or payment described in Section 4(a) above where the Corporation’s assets available for distribution to holders of the outstanding Series H Preferred Stock and any Parity Securities are insufficient to satisfy the applicable Liquidation Preference, plus the amount of any accumulated and unpaid dividends thereon (whether or not such dividends shall have been declared), for such Series H Preferred Stock and Parity Securities, the Corporation’s then remaining assets or proceeds thereof legally available for distribution to shareholders of the Corporation shall be distributed among the holders of outstanding Series H Preferred Stock and such Parity Securities, as applicable, ratably on the basis of their relative aggregate Liquidation Preferences, plus the amount of any accumulated and unpaid dividends thereon (whether or not such dividends shall have been declared). To the extent that the Series H Holders receive a partial payment of their Series H Liquidation Preference, such partial payment shall reduce the Series H Liquidation Preference of their Series H Preferred Stock, but only to the extent of such amount paid.

(c) After payment of the applicable Liquidation Preference, plus the amount of any accumulated and unpaid dividends thereon (whether or not such dividends shall have been declared), to the holders of the outstanding Series H Preferred Stock and any Parity Securities, the Corporation’s remaining assets and funds shall be distributed among the holders of the Common Stock, the Existing Convertible Preferred Stock and any other Junior Securities then outstanding according to their respective rights and preferences.

Section 5 Voting Rights.

(a) Notwithstanding anything to the contrary in this Certificate of Designation, the Series H Preferred Stock shall have no voting rights except as set forth in this Section 5 or as otherwise provided by the BCA.

(b) In the event that one quarterly Series H Dividend is in arrears (whether or not such Series H Dividend shall have been declared and whether or not there are profits, surplus or other funds legally available for the payment of Series H Dividends), the Corporation shall use commercially reasonable efforts to obtain an amendment to the Articles of Incorporation to effectuate any and all such changes thereto as may be necessary to permit the Series H Holders to exercise the voting rights described in clause (x) of the following sentence. If and when six or more quarterly Series H Dividends are in arrears, whether or not consecutive (and whether or not such dividends shall have been declared and whether or not there are profits, surplus, or other funds legally available for the payment of dividends), then (x) if the Articles of Incorporation have been amended as described in the preceding sentence, the Series H Holders shall have the right, voting as a class together with holders of any other Parity Securities upon which like voting rights have been conferred and are exercisable, at a meeting of the Corporation called for such purpose within 30 days after receipt by the Corporation of a request by Series H Holders holding a majority of the outstanding Series H Preferred Stock, to elect one member of the Board of Directors, and the size of the Board of Directors shall be increased as needed to accommodate such change (unless the size of the Board of Directors already has been increased by reason of the election of a director by holders of Parity Securities upon which like voting rights have been conferred and with which the Series H Preferred Stock voted as a class for the election of such director), and (y) if the Articles of Incorporation have not been amended as described in the preceding sentence, then, until such amendment is fully approved and effective, the Series H Dividend Rate shall increase by 25 basis points. For avoidance of doubt, commercially reasonable efforts shall not be deemed to include the requirement to pay any consent or other fee to obtain such amendment to the Articles of Incorporation. Any such amendment to the Articles of Incorporation, if obtained, shall also provide that such right of such Series H Holders to elect a member of the Board of Directors shall continue until such time as all dividends accumulated and in arrears on the Series H Preferred Stock have been paid in full or sufficient funds for such payment have been declared and set apart for such purpose, at which time such right shall terminate, subject to the revesting of such right in the event of each and every subsequent failure to pay six quarterly Series H Dividends as described above in this Section 5(b). Upon any termination of the right of the Series H Holders and, if applicable, holders of any other Parity Securities to vote as a class for such director, the term of office of the director then in office elected by such Series H Holders and holders voting as a class shall terminate immediately. Any director elected by the Series H Holders and, if applicable, any other Parity Securities shall be entitled to one vote on any matter before the Board of Directors.

(c)

(i) Unless the Corporation shall have received the affirmative vote or consent of the holders of at least 66 2/3% of the outstanding Series H Preferred Stock, voting as a single class, the Corporation shall not adopt any amendment to the Articles of Incorporation that materially and adversely alters the preferences, powers or rights of the Series H Preferred Stock.

(ii) Unless the Corporation shall have received the affirmative vote or consent of the holders of at least 66 2/3% of the outstanding Series H Preferred Stock, voting as a class together with holders of any other Parity Securities upon which like voting rights have been conferred and are exercisable, the Corporation shall not (x) issue any Parity Securities if the cumulative dividends payable on outstanding Series H Preferred Stock are in arrears or (y) create or issue any Senior Securities.

(d) For any matter described in this Section 5 in which the Series H Holders are entitled to vote as a class (whether separately or together with the holders of any Parity Securities), such Series H Holders shall be entitled to one vote per share of Series H Preferred Stock. Any shares of Series H Preferred Stock held by the Corporation or any of its subsidiaries or Affiliates shall not be entitled to vote.

(e) No vote or consent of Series H Holders shall be required for (i) the creation or incurrence of any indebtedness, (ii) the authorization or issuance of any Common Stock or other Junior Securities or (iii) except as expressly provided in paragraph (c)(ii) above, the authorization or issuance of any Preferred Stock of the Corporation.

Section 6 Optional Redemption.

The Corporation shall have the right at any time, and from time to time, on or after July 8, 2019 to redeem the Series H Preferred Stock, in whole or in part, from any source of funds legally available for such purpose. The Corporation may undertake multiple partial redemptions. Subject to the first sentence of this paragraph, any such redemption shall occur on a date set by the Corporation (the “Series H Redemption Date”). In addition, at any time after the occurrence of a “fundamental change,” the Corporation shall have the right to redeem the Series H Preferred Stock, at its option, in whole or from time to time in part, from any source of funds legally available for such purpose. A “fundamental change” means an event that shall be deemed to have occurred at the time after the date hereof when the Corporation’s common stock ceases to be listed or admitted for trading on the New York Stock Exchange, the NASDAQ Capital Market, the NASDAQ Global Market or the NASDAQ Global Select Market (or any of their respective successors).

(a) The Corporation shall effect any such redemption by paying cash for each share of Series H Preferred Stock to be redeemed equal to the Series H Liquidation Preference, plus the amount of any accumulated and unpaid dividends thereon to the date of redemption (whether or not such dividends shall have been declared), for such Series H Preferred Stock on such Series H Redemption Date (the “Series H Redemption Price”). The Series H Redemption Price shall be paid by the Paying Agent to the Series H Holders on the Series H Redemption Date.

(b) The Corporation shall give notice of any redemption by mail, postage prepaid, not less than 30 days and not more than 60 days before the scheduled Series H Redemption Date, to the Series H Holders (as of 5:00 p.m. New York City time on the Business Day next preceding the day on which notice is given) of any Series H Preferred Stock to be redeemed as such Series H Holders’ names appear on the Corporation’s share transfer books maintained by the Transfer Agent at the address of such Series H Holders shown therein. Such notice (the “Series H Redemption Notice”) shall state: (1) the Series H Redemption Date, (2) the number of shares of Series H Preferred Stock to be redeemed and, if less than all outstanding Series H Preferred Stock are to be redeemed, the number (and the identification) of shares of Series H Preferred Stock to be redeemed from such Series H Holder, (3) the Series H Redemption Price, (4) the place where the shares of Series H Preferred Stock are to be redeemed and shall be presented and surrendered for payment of the Series H Redemption Price therefor and (5) that dividends on the Series H Preferred Stock to be redeemed shall cease to accumulate from and after such Series H Redemption Date.

(c) If the Corporation elects to redeem less than all of the outstanding Series H Preferred Stock, the number of shares of Series H Preferred Stock to be redeemed shall be determined by the Corporation, and such shares of Series H Preferred Stock shall be redeemed by such method of selection as the Paying Agent shall determine, either pro rata or by lot, with adjustments to avoid redemption of fractional shares of Series H Preferred Stock. The aggregate Series H Redemption Price for any such partial redemption of the outstanding Series H Preferred Stock shall be allocated correspondingly among the redeemed shares of Series H Preferred Stock. The shares of Series H Preferred Stock not redeemed shall remain outstanding and entitled to all the rights and preferences provided in this Certificate of Designation (including the Corporation’s right, if it elects so, to redeem all or part of the Series H Preferred Stock outstanding at any relevant time in accordance with this Section 6 (including this paragraph (c))).

(d) If the Corporation gives or causes to be given a Series H Redemption Notice, the Corporation shall deposit with the Paying Agent funds, sufficient to redeem the Series H Preferred Stock as to which such Series H Redemption Notice shall have been given, no later than 5:00 p.m., New York City time, on the Business Day immediately preceding the Series H Redemption Date, and shall give the Paying Agent irrevocable instructions and authority to pay the Series H Redemption Price to the Series H Holders to be redeemed upon surrender or deemed surrender of the certificates therefor as set forth in the Series H Redemption Notice. If the Series H Redemption Notice shall have been given, from and after the Series H Redemption Date, unless the Corporation defaults in providing funds sufficient for such redemption at the time and place specified for payment pursuant to the Series H Redemption Notice, all Series H Dividends on such Series H Preferred Stock to be redeemed shall cease to accumulate and all rights of holders of such Series H Preferred Stock as the Corporation’s stockholders with respect to such Series H Preferred Stock shall cease, except the right to receive the Series H Redemption Price, and such Series H Preferred Stock shall not thereafter be transferred on the books of the Transfer Agent or be deemed to be outstanding for any purpose whatsoever. The Corporation shall be entitled to receive from the Paying Agent the interest income, if any, earned on such funds deposited with the Paying Agent (to the extent that such interest income is not required to pay the Series H Redemption Price of the Series H Preferred Stock to be redeemed), and the holders of any Series H Preferred Stock so redeemed shall have no claim to any such interest income. Any funds deposited with the Paying Agent hereunder by the Corporation for any reason, including, but not limited to, redemption of Series H Preferred Stock, that remain unclaimed or unpaid after two years after the applicable Series H Redemption Date or other payment date, shall be, to the extent permitted by law, repaid to the Corporation upon its written request, after which repayment the Series H Holders entitled to such redemption or other payment shall have recourse only to the Corporation. Notwithstanding any Series H Redemption Notice, there shall be no redemption of any Series H Preferred Stock called for redemption until funds sufficient to pay the full Series H Redemption Price of such Series H Preferred Stock shall have been deposited by the Corporation with the Paying Agent.

(e) Any Series H Preferred Stock that are redeemed or otherwise acquired by the Corporation shall be canceled and shall constitute Preferred Stock subject to designation by the Board of Directors as set forth in the Articles of Incorporation. If only a portion of the Series H Preferred Stock represented by a certificate shall have been called for redemption, upon surrender of the certificate to the Paying Agent, the Paying Agent shall issue to the Series H Holders a new certificate (or adjust the applicable book-entry account) representing the number of Series H Preferred Stock represented by the surrendered certificate that have not been called for redemption.

(f) Notwithstanding anything to the contrary in this Certificate of Designation, in the event that full cumulative dividends on the Series H Preferred Stock and any Parity Securities shall not have been paid or declared and set apart for payment, none of the Corporation or any Affiliate of the Corporation shall be permitted to repurchase, redeem or otherwise acquire, in whole or in part, any Series H Preferred Stock or Parity Securities except pursuant to a purchase or exchange offer made on the same terms to all Series H Holders and any holders of Parity Securities. None of the Corporation or any Affiliate of the Corporation shall be permitted to redeem, repurchase or otherwise acquire any Common Stock, the Existing Convertible Preferred Stock or any other Junior Securities unless full cumulative dividends on the Series H Preferred Stock and any Parity Securities for all prior and the then-ending Series H Dividend Periods shall have been paid or declared and set apart for payment.

Section 7 Rank.

The Series H Preferred Stock shall be deemed to rank:

(a) Senior to (i) the Common Stock, (ii) the Existing Convertible Preferred Stock, and (iii) any other class or series of capital stock established after the Series H Original Issue Date by the Board of Directors, the terms of which class or series do not expressly provide that it is made senior to or on parity with the Series H Preferred Stock as to dividends and distributions upon any Liquidation Event (collectively referred to with the Common Stock and the Existing Convertible Preferred Stock as “Junior Securities”);

(b) On a parity with the Corporation’s 8.75% Series G Cumulative Redeemable Perpetual Preferred Stock and any class or series of capital stock established after the Series H Original Issue Date by the Corporation, the terms of which class or series are not expressly subordinated or senior to the Series H Preferred Stock as to dividends and distributions upon any Liquidation Event (collectively referred to as “Parity Securities”); and

(c) Junior to any class or series of capital stock established after the Series H Original Issue Date by the Corporation, the terms of which class or series expressly provide that it ranks senior to the Series H Preferred Stock as to dividends and distributions upon any Liquidation Event (collectively referred to as “Senior Securities”).

The Corporation may issue Junior Securities and, subject to any approvals required by Series H Holders pursuant to Section 5(c)(ii), Parity Securities and Senior Securities from time to time in one or more classes or series without the consent of the Series H Holders. The Board of Directors has the authority to determine the preferences, powers, qualifications, limitations, restrictions and special or relative rights or privileges, if any, of any such class or series before the issuance of any shares of such class or series.

Section 8 Definitions.

“Affiliate” means, with respect to any Person, any other Person that directly or indirectly through one or more intermediaries controls, is controlled by or is under common control with, the Person in question. As used herein, the term “control” means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities, by contract or otherwise.

“Articles of Incorporation” means the Amended and Restated Articles of Incorporation of the Corporation, as they may be amended from time to time in a manner consistent with this Certificate of Designation, and shall include this Certificate of Designation.

“BCA” has the meaning set forth in the introductory paragraph of this Certificate of Designation.

“Board of Directors” means the board of directors of the Corporation or, to the extent permitted by the Articles of Incorporation and the BCA, any authorized committee thereof.

“Business Day” means a day on which the New York Stock Exchange is open for trading and which is not a Saturday, a Sunday or other day on which banks in New York City are authorized or required to close.

“Bylaws” means the bylaws of the Corporation, as they may be amended from time to time.

“Certificate of Designation” means this Certificate of Designation relating to the Series H Preferred Stock, as it may be amended from time to time in a manner consistent with this Certificate of Designation, the Articles of Incorporation, the Bylaws and the BCA.

“Common Stock” means the common stock of the Corporation, par value $0.0001 per share, and any other outstanding class of common stock of the Corporation.

“Corporation” has the meaning set forth in the introductory paragraph of this Certificate of Designation.

“Existing Convertible Preferred Stock” means the shares outstanding on the Series H Original Issue Date of the Corporation’s Series A Convertible Preferred Stock, Series B Convertible Preferred Stock, Series C Convertible Preferred Stock, Series D Convertible Preferred Stock, Series E Convertible Preferred Stock and Series F Convertible Preferred Stock.

“Junior Securities” has the meaning set forth in Section 7(a).

“Liquidation Event” means the occurrence of a dissolution, winding up of the affairs or liquidation of the Corporation, whether voluntary or involuntary. Neither the sale of all or substantially all of the property or business of the Corporation nor the consolidation or merger of the Corporation with or into any other Person, individually or in a series of transactions, shall be deemed a Liquidation Event.

“Parity Securities” has the meaning set forth in Section 7(b).

“Liquidation Preference” means, in connection with any distribution in connection with a Liquidation Event pursuant to Section 4(a) of this Certificate of Designation and with respect to any holder of any class or series of capital stock of the Corporation, the amount otherwise payable to such holder in such distribution with respect to such class or series of capital stock (assuming no limitation on the assets of the Corporation available for such distribution). For avoidance of doubt, for the foregoing purposes the Series H Liquidation Preference is the Liquidation Preference with respect to the Series H Preferred Stock.

“Paying Agent” means Continental Stock Transfer and Trust Company, acting in its capacity as paying agent for the Series H Preferred Stock, and its respective successors and assigns or any other payment agent appointed by the Corporation.

“Person” means an individual or a corporation, firm, limited liability company, partnership, joint venture, trust, unincorporated organization, association, governmental agency or political subdivision thereof or other entity.

“Preferred Stock” means securities of the Corporation, designated as “Preferred Stock,” which entitles the holder thereof to a preference with respect to dividends, or as to the distribution of assets upon any Liquidation Event, over common stock, including the Series H Preferred Stock.

“Record Holder” means the Person in whose name Series H Preferred Stock is registered on the books of the Transfer Agent as of, unless otherwise set forth in this Certificate of Designation, the opening of business on a particular Business Day.

“Registrar” means the Registrar of Corporations as defined in Section 4 of the BCA.

“Senior Securities” has the meaning set forth in Section 7(c).

“Series H Dividends” means dividends with respect to the Series H Preferred Stock pursuant to Section 3 of this Certificate of Designation.

“Series H Dividend Payment Date” means each January 15, April 15, July 15 and October 15, commencing October 15, 2014.

“Series H Dividend Period” means a period of time from and including the preceding Series H Dividend Payment Date (other than the initial Series H Dividend Period, which shall commence on and include the Series H Original Issue Date), to but excluding the next Series H Dividend Payment Date for such Series H Dividend Period.

“Series H Dividend Rate” means a rate equal to 8.625% per annum of the Stated Series H Liquidation Preference per share of Series H Preferred Stock.

“Series H Dividend Record Date” has the meaning set forth in Section 3(b).

“Series H Holder” means a Record Holder of the Series H Preferred Stock.

“Series H Liquidation Preference” means a liquidation preference for each share of Series H Preferred Stock initially equal to $2,500.00 per share, which liquidation preference shall be subject to decrease upon a distribution in connection with a Liquidation Event described in Section 4 of this Certificate of Designation which does not result in payment in full of the liquidation preference of such share of Series H Preferred Stock.

“Series H Original Issue Date” means July 8, 2014.

“Series H Preferred Stock” means Preferred Stock having the designations, preferences, rights, powers and duties set forth in this Certificate of Designation.

“Series H Redemption Date” has the meaning set forth in Section 6.

“Series H Redemption Notice” has the meaning set forth in Section 6(b).

“Series H Redemption Price” has the meaning set forth in Section 6(a).

“Stated Series H Liquidation Preference” means an amount equal to $2,500.00 per share of Series H Preferred Stock.

“Transfer Agent” means Continental Stock Transfer and Trust Company, acting it is capacity as registrar and transfer agent for the Series H Preferred Stock, and its respective successors and assigns or any other bank, trust company or other Person as shall be appointed from time to time by the Corporation to act as registrar and transfer agent for the Series H Preferred Stock.

Section 9 Fractional Shares. No Series H Preferred Stock may be issued in fractions of a share.

Section 10 No Sinking Fund.

The Series H Preferred Stock shall not have the benefit of any sinking fund.

Section 11 Record Holders.

To the fullest extent permitted by applicable law, the Corporation, the Registrar, the Transfer Agent and the Paying Agent may deem and treat any Series H Holder as the true, lawful and absolute owner of the applicable Series H Preferred Stock for all purposes, and neither the Corporation nor the Registrar, the Transfer Agent or the Paying Agent shall be affected by any notice to the contrary.

Section 12 Notices.

All notices or communications in respect of the Series H Preferred Stock shall be sufficiently given if given in writing and delivered in person or by first class mail, postage prepaid, or if given in such other manner as may be permitted in this Certificate of Designation, in the Articles of Incorporation, the Bylaws or by applicable law.

Section 13 Other Rights.

The Series H Preferred Stock shall not have any voting powers, preferences or relative, participating, optional or other special rights, or qualifications, limitations or restrictions thereof, other than as set forth in this Certificate of Designation, the Articles of Incorporation, the Bylaws or as provided by applicable law.

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We further declare under penalty of perjury that the matters set forth in this Certificate of Designation are true and correct of our own knowledge.

Executed in Piraeus, Greece on July 7, 2014.

/s/ Angeliki Frangou
Name:	Angeliki Frangou
Title:	Chief Executive Officer

/s/ Vasiliki Papaefthymiou
Name:	Vasiliki Papaefthymiou
Title:	Corporate Secretary